Exhibit 10.15

[Date]
[Name]
[Address]
[Address]
Dear [Name]1,
I am thrilled to offer you the opportunity to join the board of directors of Aramark Uniform Services (“AUS”), which will become an independent public company upon its separation from Aramark (the “separation”). The separation will occur through a distribution by Aramark of 80% or more of the outstanding shares of AUS, which we anticipate will occur by the end of fiscal year 2023, at which time your appointment will become effective. We undertook an exhaustive review of director candidates, and we are very pleased that you have decided to join us. You bring unique skills and experience, which we are confident will contribute greatly to the work of the AUS board of directors (the “AUS Board”). Beginning January 2023, you will be required to participate in meetings with the other AUS Board appointees, as well as with the AUS senior management team, in order to prepare the AUS business to be ready to function as a standalone entity immediately upon the separation.
In consideration for your independent advisory services through and including the separation date, upon separation you will receive an initial grant of restricted stock units or deferred stock units as determined by the Board of Aramark (“AUS Equity”) with a grant date value equal to an amount determined by multiplying the number of full and partial months from and including January 2023 to and including the month in which the effective date of the separation occurs by $20,000, which AUS Equity will be fully vested on the date of grant and otherwise have terms determined by the Board of Aramark prior to the separation. In the event that the separation is materially delayed or not consummated, on the earlier to occur of December 31, 2023 or the date a determination is made by the Board of Aramark not to proceed with the separation, subject to your continued service through such earlier date, AUS will pay you a lump sum cash payment as compensation for your advisory services in lieu of receiving the AUS Equity grant referenced above. This lump sum payment will be equal to an amount determined by multiplying the number of full and partial months from and including January 2023 to and including the month in which such earlier date occurs by $20,000.
In addition, in connection with your formal appointment as a member of the AUS Board at the time of the separation, you will be compensated in accordance with the AUS Non-Employee Director Compensation Program and will be offered certain other benefits. The AUS Non-Employee Director Compensation Program is expected to provide the following: (1) an annual cash retainer equal to $100,000, paid in four equal installments quarterly, in arrears; and (2) an annual grant of AUS Equity with a grant date value equal to $140,000, which will be granted (a) for the first year of your service on the AUS Board, on the effective date of the separation with such grant being pro-rated for the period of time between the effective date of the separation and the anticipated date of the first annual shareholder meeting of AUS (relative to a 12-month period) and (b) annually thereafter, on the date of the AUS annual shareholder meeting for so long as you remain a member of the AUS Board. These annual AUS Equity grants will vest subject to your continued service on the AUS Board, through the date prior to the date of the subsequent annual shareholder meeting. For the avoidance of doubt, if the separation is not
1 This Form of Director Letter has been delivered to Phillip Holloman, Doug Pertz, Richard Burke, Tracy Jokinen, Kim Scott, Mary Anne Whitney and Ena Williams.

consummated, you will not become a member of the AUS Board and will not receive any payments under the foregoing compensation program.
In consideration for the terms of this letter, please sign and return the enclosed nondisclosure agreement. Closer to the end of this calendar year, you will receive a package of materials from Lynn McKee to help introduce you to the AUS Board and AUS senior management. In the meantime, you should of course feel free to reach out to me or Lynn with respect to any questions that you may have.
We look forward to you joining us at AUS.
Best regards,

Kim Scott
President & CEO
Aramark Uniform Services